Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form S-1-A3 of our report dated March 14, 2023, relating to the financial statements of Unusual Machines, Inc. as of December 31, 2022 and 2021 and to our report dated December 14, 2022, related to the financial statements of Fat Shark Holdings, Ltd. as of April 30, 2022 and 2021 and to our report dated December 14, 2022, related to the financial statements of Rotor Riot, LLC as of April 30, 2022 and 2021 and to all references to our firm included in this registration statement.

Certified Public Accountants

Lakewood, CO

June 14, 2023